Michael E. Tenta T: +1 650 843 5636 mtenta@cooley.com	EXHIBIT 5.1

April 8, 2021

XOMA Corporation

2200 Powell Street, Suite 310

Emeryville, CA 94608

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the offering by XOMA Corporation, a Delaware corporation (the “Company”), of up to 1,600,000 depositary shares (the “Depositary Shares”), representing an aggregate of 1,600 shares of 8.375% Series B Cumulative Perpetual Preferred Stock, par value $0.05 (the “Preferred Stock”), including up to 200,000 Depositary Shares that may be sold pursuant to the exercise of an option to purchase additional Depositary Shares, pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-254073) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included therein (the “Base Prospectus”), and the prospectus supplement, dated April 6, 2021, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Preferred Stock is to be deposited by the Company with American Stock Transfer & Trust Company LLC acting as depositary (the “Depositary”), pursuant to the Deposit Agreement, to be dated on or about the date of the first issuance of Depositary Shares thereunder (the “Deposit Agreement”), between the Company, the Depositary and the holders from time to time of depositary receipts to be issued under the Deposit Agreement.

In connection with this opinion, we have examined and relied upon (i) the Registration Statement and the Prospectus, (ii) the Company’s Amended and Restated Certificate of Incorporation, including the Certificate of Designation of 8.375% Series B Cumulative Perpetual Preferred Stock, and Amended and Restated Bylaws, as currently in effect, and (iii) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware and the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

With regard to our opinion below concerning the Depositary Shares:

(i)    Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

Cooley LLP    3175 Hanover Street    Palo Alto, CA    94304-1130

t: (650) 843-5000 f: (650) 849-7400    cooley.com

April 8, 2021

P age Two

(ii)    Our opinion is subject to the qualification that (a) the enforceability of provisions for indemnification or limitations on liability may be limited by public policy considerations, and (b) the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii)    We express no opinion as to any provision of the Deposit Agreement that: (a) relates to the subject matter jurisdiction of any federal court of the United States of America or any federal appellate court to adjudicate any controversy related to the Deposit Agreement, (b) contains a waiver of an inconvenient forum, (c) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (d) restricts non-written modifications and waivers, or (e) provides for a right or remedy which may be held to be arbitrary or unconscionable, a penalty or otherwise contrary to public policy, including rights to indemnity and contribution that are contrary to public policy.

(iv)    We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or jurisdiction provided for in the Deposit Agreement.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Preferred Stock, when issued against payment therefor as provided in the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable and (ii) the Depositary Shares, when issued under the Deposit Agreement against deposit of the Preferred Stock by the Company in accordance with the provisions of the Deposit Agreement against payment therefor, will entitle the registered holders thereof to the rights specified in the Deposit Agreement.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Michael E. Tenta
Michael E. Tenta

Cooley LLP    3175 Hanover Street    Palo Alto, CA    94304-1130

t: (650) 843-5000 f: (650) 849-7400    cooley.com